Exhibit 4.28

Bottler’s Agreement

THIS AGREEMENT, effective September 1 2015, is made by and between THE COCA-COLA COMPANY, a corporation incorporated and existing according to the laws of the State of Delaware, United States of America, with principal offices at One Coca-Cola Plaza, N.W., city of Atlanta, State of Georgia 30313, United States of America (hereinafter the “Company”); and PARAGUAY REFRESCOS S.A., a company incorporated and existing according to the laws of Paraguay, with principal offices at Ruta A Ñemby Km. 3,5, Barcequillo, San Lorenzo, Asunción, Paraguay (hereinafter the “Bottler”).

WITNESSETH:

WHEREAS,

A.                            The Company engages in the manufacture and sale of beverage bases, essences and other ingredients for the preparation of beverages and of a beverage concentrate base (hereinafter the “Concentrate”) the formula for which is an industrial secret of the Company, based on which a syrup or powder is elaborated to prepare non-alcoholic beverages (hereinafter the “Syrup”); and the Company also engages in the manufacture and sale of the Syrup, which is used in the elaboration of non-alcoholic beverages (hereinafter the “Beverage”) for sale in bottles and other containers and in other forms and ways;

B.                            The Company is the owner of the trademarks, including “Coca-Cola” and “Coke,” that distinguish the Concentrate, the Syrup and the Beverages, the Distinctive Bottle in different sizes in which the Beverage has been marketed for many years, the depiction of the Distinctive Bottle, the Dynamic Ribbon and the intellectual property contained in the distinctive trade dress, other designs and packing elements associated with the Concentrate, the Syrup and the Beverage (“Coca-Cola,” “Coke,” the Distinctive Bottle, the depiction of the Distinctive Bottle, the Dynamic Ribbon, the intellectual property contained in the distinctive trade dress, the design and packing elements related to the Concentrate, the Syrup and the Beverage and any additional trademarks that the Company may adopt from time to time in order to distinguish the Concentrate, the Syrup and the Beverage shall be hereinafter called the “Trademarks”);

C.                            The Company has the exclusive right to prepare, package, pack, distribute and sell the Beverage and the right to manufacture and sell the Concentrate and the Syrup in Paraguay, among other countries;

D.                            The Company has designated and authorized certain third parties to supply the Concentrate to the Bottler (hereinafter the “Authorized Suppliers”);

E.                             The Bottler has requested the Company’s authorization to use the Trademarks in relation to the preparation, packaging, packing, distribution and sale of the Beverage inside the territory that is defined and described in this Agreement;

F.                              The Company is willing to grant the requested authorization to the Bottler according to the terms and conditions set down herein.

THEREFORE, the aforesaid parties agree to the following:

I.                              PURPOSE OF THE AGREEMENT

1.                           The Company hereby authorizes the Bottler, and the Bottler undertakes, in the following terms and conditions, to prepare and package the Beverage in the containers approved from time to time by the Company in writing (hereinafter the “Approved Containers”) and to distribute and sell the Beverage under the Trademarks inside, but only inside, the following territory (hereinafter the “Territory”):

The country of Paraguay

2.                          The Company or the Authorized Suppliers will sell and deliver the quantities of Concentrate to, and as requested from time to time by, the Bottler, provided the Bottler orders, and the Company or Authorized Suppliers sell and deliver to the Bottler, only the quantities of Concentrate necessary and sufficient to comply with the purpose object of this Agreement. In this regard, the Bottler agrees and accepts that it will buy the Concentrate solely from the Company or from the Authorized Suppliers.

3.                          The Bottler will use the Concentrate exclusively to elaborate the Syrup and to prepare and package the Beverage as determined by the Company from time to time. The Bottler promises not to sell or resell the Concentrate or the Syrup nor allow it to end up in possession of third parties without prior written consent of the Company.

4.                          The Company reserves the sole and exclusive right to determine the formula, composition or ingredients of the Concentrate, Syrup and the Beverage at any time.

5.                          Unless as expressly stipulated in this Agreement, the Company will refrain from selling or distributing or ordering the sale or distribution of the Beverage inside the Territory in the Approved Containers during the term of this Agreement. However, the Company reserves the right to prepare and package the Beverage in any container in the Territory for sale outside thereof and to prepare, package, distribute or sell or authorize third parties to prepare, package, distribute or sell the Beverage in the Territory in any other container other than an Approved Container.

II.                       OBLIGATIONS OF THE BOTTLER RELATIVE TO MARKETING, PLANNING AND REPORTING

6.                          The Bottler accepts and undertakes the Company that it shall:

a)             make every effort and use all approved means possible to promote, develop and exploit the entire potential of the preparation, packaging, distribution, marketing and sale of the Beverage throughout the Territory and create, stimulate and continuously expand the future demand for the Beverage and satisfy in full all aspects of present demand for the Beverage;

b)             prepare, package, distribute and sell the quantities of Beverage satisfying all aspects of total demand for the Beverage in the Territory; however, the Bottler may, under prior written consent of the Company, purchase the Beverage in the Approved Containers from third parties designated in writing by the Company for resale in the Territory;

c)              invest all capital and obtain and use all funding necessary for the organization, installation, operation, maintenance and replacement inside the Territory of the facilities and equipment for the manufacture, storage, marketing, distribution, delivery, transportation and other activities necessary to fulfill the Bottler’s obligations under this Agreement;

d)             have a competent and well-trained management and hire, train, maintain and direct all employees necessary and sufficient in all aspects to comply with all of the Bottler’s obligations under this Agreement;

e)              deliver to the Company, once per calendar year, a written schedule or plan acceptable in form and substance and according to the Bottler’s obligations hereunder that sets out in detail the activities forecast by the Bottler for the next 12-month period or any other period stipulated by the Company; diligently implement such schedule or plan and report on the progress in the schedule in writing to the Company in a format acceptable to, and at the request of, the Company;

f)               deliver precise, updated information to the Company on the production, distribution and sales of the Beverage with the frequency, in the detail and format requested by the Company; and

g)              keep precise books, accounts and records and provide financial, accounting and any other type of information that the Company may request in order to confirm that the Bottler continues to have a consolidated financial capacity reasonably necessary to fulfill its obligations under this Agreement, in recognition of the interest of the Company in maintaining, promoting and safeguarding the overall performance, efficiency and integrity of the bottling, distribution and sales system.

7.                          The Bottler must, on its own account, budget and spend the funding on advertising, marketing and promotion of the Beverage reasonably required by the Company to create, stimulate and maintain demand for the Beverage in the Territory, provided that the Bottler shall submit to prior approval of the Company all advertising, commercial and promotional projects relative to the Trademarks or the Beverage and shall only use, publish, maintain or distribute the advertising, commercial or promotional material relative to the Trademarks or the Beverage as approved and authorized by the Company.  The Company may agree from time to time to make financial contributions to the Bottler’s marketing programs, subject to the terms and conditions stipulated in each case. The Company may also carry out any further advertising or sales promotion activities in the Territory that it considers useful or appropriate, at its own cost and independently from the Bottler.

8.                                      (a)         The Bottler recognizes that the Company has made or may enter into agreements similar to this Agreement with third parties outside of the Territory and it accepts the limitations that such agreements may reasonably impose upon the Bottler in the management of its business according to this agreement. The Bottler also agrees to conduct its business to avoid any conflict with such third parties and to make all reasonable efforts to overcome amicably any disputes that may arise therewith.

(b)         The Bottler shall not oppose the additional measures that the Company considers necessary and warranted to protect and improve the Beverage sales and distribution system, including, but not limited to, measures that might be adopted regarding supply to important and/or special customers whose activities transcend the boundaries of the Territory, even if such measures restrict the rights of the Bottler according to this Agreement.

9.                          In recognition of the important benefit, both to itself and to all other parties mentioned in Section 8(a) above, that the distribution and other types of equipment and materials used according to this Agreement have a uniform external appearance, the Bottler agrees to accept and apply the standards adopted and issued from time to time by the Company for the design and decoration of the trucks and other distribution vehicles, cases, cartons, refrigerators, vending machines and other materials and equipment used in the distribution and sale of the Beverage.

10.                   The Bottler acknowledges and agrees that the broadest distribution and direct sale of the Beverage to retail outlets and end consumers in the Territory is an essential element to satisfy demand for the Beverage in full according to this Agreement. Notwithstanding the recognized advantages of direct distribution, the Bottler will be authorized to distribute and sell the Beverage to wholesalers in the Territory who sell solely to retail outlets in the Territory. Any other method of distribution shall be subject to prior written authorization of the Company.

11.                               (a)         The Bottler shall prevent the Beverage from being sold or distributed in any way outside of the Territory.

(b)         In the event that the Beverage that is prepared, packaged, distributed or sold by the Bottler is found in the territory of another bottler or authorized distributor (hereinafter the “Injured Bottler”), then, in addition to all other remedies available:

(1)                               the Company may, at its sole discretion, immediately cancel the authorization of the types of containers found in the territory of the Injured Bottler;

(2)                                the Company may collect a sum for compensation from the Bottler for the Beverage found in the Injured Bottler’s territory that will cover all loss of profit, expenses and other costs assumed by the Company and by the Injured Bottler;

(3)                                the Company may purchase the Beverage elaborated, packaged, distributed or sold by the Bottler that is in the Injured Bottler’s territory and the Bottler, in addition to any other obligation that it may have according to this Agreement, shall reimburse the Company for the costs incurred thereby in the purchase, transportation and/or destruction of such Beverage.

(c)          In the event that the Beverage that is elaborated, packaged, distributed or sold by the Bottler is found in the territory of an Injured Bottler, the Bottler shall make all sales contracts and other records related to the Beverage available to the Company’s representatives and aid the Company in all investigations relative to the sale and distribution of the Beverage outside the Territory.

(d)         The Bottler shall give the Company prompt notice of any request or offer to purchase the Beverage that is made thereto by a third party when the Bottler knows or has reason to believe or suspect that such request or offer would result in the Beverage being marketed, sold, resold, distributed or redistributed outside the Territory in a breach of this Agreement.

III.                             OBLIGATIONS OF THE BOTTLER RELATIVE TO THE TRADEMARKS

12.                    The Bottler will recognize at all times and not question the validity and ownership of the Company’s Trademarks.

13.                    Nothing stipulated herein shall grant the Bottler any interest in the Trademarks or in the business reputation regarding the Trademarks or in any label, design, container or other visual representations thereof or that are used in relation thereto; and the Bottler acknowledges and agrees that all rights and interests created by said use of the Trademarks, labels, designs, containers or other visual representations shall inure to the benefit of, and belong to, the Company. The Company and the Bottler agree and understand that under this Agreement the Bottler is compelled to use such Trademarks, labels, designs, containers or other visual representations thereof in relation to the preparation, packaging, distribution and sale of the Beverage in the Approved Containers without payment; said use shall be made in a way and with the result that all business reputation relative thereto is conferred upon the Company as the source and origin of such Beverage, and the Company shall have the absolute right to determine in all cases the type of presentation and other measures necessary or recommendable to guarantee compliance with this Section 13.

14.                    The Bottler shall not without prior written consent of the Company, adopt or use any name, corporate name, trade name, title of establishment or other commercial designation that includes the words “Coca-Cola,” “Coca,” “Cola,” “Coke,” or any thereof or any name whose similarity to any thereof may be misleading, nor any graphic or visual representation of the Trademarks or any other registered mark or intellectual property of the Company.

15.                     The Bottler agrees and accepts during the term of this Agreement, according to governing laws, that it shall not:

(a)         manufacture, prepare, package, distribute, sell, negotiate or be otherwise connected to any product associated with any trade dress or container that imitates a trade dress or container to which the Company claims an exclusive interest or that can be passed as or confused or be perceived by consumers to be so similar to that trade dress or that container that it is confusing;

(b)         manufacture, prepare, package, distribute, sell, negotiate or be otherwise connected to any product associated with any mark or other designation that imitates or infringes any of the Trademarks or can be passed as any product that leads the public to believe that it is elaborated by the Company due to the Bottler’s association with the manufacture, preparation, packaging, distribution and sale of the Beverage. Without limiting the foregoing in any way, it is understood and expressly stipulated that the use of the word “Coca” or other equivalent in the local or phonetic language in any form, or of any other graphically or phonetically similar word or a word that imitates it on any product other than a Company product, will be considered a violation of the registered trademark “Coca-Cola” or as an attempt to cause confusion;

(c)          manufacture, prepare, package, distribute, sell, negotiate or otherwise be connected to non-alcoholic beverages other than those prepared, packaged, distributed or sold by the Bottler under the Company’s authorization, unless under prior written consent of the Company;

(d)         use distribution vehicles, cases, cartons, coolers, vending machines or other equipment bearing the Trademarks to distribute and sell any other products but those identified by the Trademarks unless it has prior written authorization of the Company;

(e)          manufacture, elaborate, package, distribute, sell, negotiate or otherwise be connected to any other concentrate, beverage base, syrup or beverage that may be confused with or can be passed as the Concentrate, the Syrup or the Beverage;

(f)           manufacture, prepare, package, distribute, sell, negotiate or be otherwise connected to (i) any beverage that is marketed under the name “Cola” (either alone or in conjunction with any other word or words) or any phonetic interpretation of such word or (ii) any beverage marketed under the name “cola” or that otherwise imitates the Concentrate, the Syrup or the Beverage or that may substitute them during the term of this Agreement and, in recognition of the valuable rights conferred by the Company upon the Bottler herein, during an additional period of two years after that date; and

(g)                    acquire or hold, either directly or indirectly, any interest in the ownership of, nor enter into any contract or arrangement regarding the management or control of, any individual or company in or outside of the Territory that engages in any of the activities forbidden in this Section 15.

The agreements contained herein apply not only to the activities in which the Bottler engages directly, but also to activities in which the Bottler may have an indirect interest through ownership, control, administration, association, agreement or otherwise, and whether it engages in them in or outside of the Territory.

16.                    The parties understand and agree that if:

(a)         a third party who, in the Company’s opinion, has a direct or indirect interest through ownership, control, administration or otherwise in the manufacture, preparation, packaging, distribution or sale of any product specified in Section 15 hereof, acquires or obtains control or comes to have any direct or indirect influence on the Bottler’s management; or

(b)         any person, firm or company that has a majority interest in, or direct or indirect control of the Bottler or is controlled directly or indirectly by the Bottler or by any third party who has control or, in the Company’s opinion, any direct or indirect influence over the Bottler’s management, is involved in the preparation, packaging, distribution or sale of any of the products specified in Section 15 hereof, then the Company will have the right to terminate this Agreement immediately without any compensation for damages and losses unless the third party making the acquisition indicated in letter (a) hereof or the person, firm or company mentioned in letter (b) hereof agrees, after being given written notice by the Company of its intent to terminate this Agreement, to stop and does effectively stop preparing, elaborating, packaging, distributing or selling such product(s) in a reasonable period of time, which may not exceed six (6) months after the date of notice.

17.                   (a)         Should the Company require, for the purposes stated herein, according to laws governing the registration and grant of intellectual property license, that the Bottler be registered as a registered user or franchisee of the Trademarks, then, at the Company’s request, the Bottler shall execute any and all agreements and all documents necessary to register, amend or cancel the requested registration.

(b)         Should the competent government authority refuse any request by the Company or the Bottler for registration as a registered user or franchisee of any of the Trademarks with respect to the Beverage, then the Company shall have the right to terminate this Agreement immediately.

IV.                       OBLIGATIONS OF THE BOTTLER RELATIVE TO THE PREPARATION AND PACKAGING OF THE BEVERAGE

18.                   (a)         The Bottler accepts and agrees that it will only use the Concentrate in the elaboration of the Syrup and the Syrup only in the elaboration and packaging of the Beverage, in strict adherence to and compliance with the written instructions delivered by the Company to the Bottler from time to time.

The Bottler further accepts and agrees that it shall prepare, package and distribute the Beverage in compliance at all times with the standards, including the standards on quality, hygiene, environment and others stipulated from time to time by the Company in writing, and with all applicable requirements of the law.

(b)         Recognizing the importance of being able to identify the manufacturer of the Beverage on the market, the Bottler agrees to use identification codes on all Beverage packaging materials, including the Approved Containers and non-returnable cases. The Bottler also agrees that it will install, maintain and use the machinery and equipment necessary to apply such identification codes. The Company shall deliver written instructions to the Bottler from time to time as necessary in relation to the form of the identification codes to be used by the Bottler and the production and sales records that it must keep.

(c)          Should the Company determine or learn of the existence of any quality or technical problem relative to the Beverage or the Approved Containers of the Beverage, it may require that the Bottler adopt all measures necessary to immediately recall the Beverage from the market or trade, as the case may be. The Company shall notify the Bottler by telephone, fax, e-mail or by any other prompt means of communication, with written acknowledgement of receipt, of its decision to require that the Bottler recall such Beverage from the market or the trade and Bottler shall, upon receipt of such notice, immediately cease the distribution of such Beverage and adopt all other measures that the Company considers necessary to recall said Beverage from the market or trade.

(d)         Should Bottler determine or learn of any quality or technical problems relative to the Beverage or to the Approved Containers of the Beverage, it shall give prompt notice to the Company by telephone, fax, e-mail or any other means of prompt communication, with written acknowledgement of receipt. This notice shall include:  (1) the identity and quantities of Beverages involved, including the specific Approved Containers; (2) the coding data; and (3) all other corresponding data that aid in tracking the Beverage. The Bottler shall allow the Company, its directors, agents and staff assigned by the Company, entrance at all times to inspect the facilities, equipment and methods used by the Bottler, directly or indirectly, in or for the preparation, packaging, storage or handling of the Beverage in order to determine whether the Bottler is in compliance with the terms of this Agreement, including, but not limited to, Sections 18 and 22. Likewise, the Bottler agrees to provide all information on compliance by the Bottler with the terms of this Agreement to the Company as it may request from time to time, including, but not limited to, the stipulations in Sections 18 and 22.

19.                              The Bottler shall deliver, at its expense, samples of the Syrup, the Beverage and the materials used in the elaboration of the Syrup and the Beverage to the Company in accordance with the instructions provided thereto by the Company from time to time.

20.                   (a)         The Bottler shall only use the Approved Containers and the lids, cases, labels and other packaging materials in the packaging, distribution and sale of the Beverage that are approved from time to time by the Company, and the Bottler shall purchase such items solely from suppliers authorized in writing by the Company to manufacture the items that will be used in relation to the Trademarks and the Beverage. The Company shall make its best efforts to approve two or more suppliers of such items, in the understanding that said authorized suppliers might be located in or outside of the Territory.

(b)         The Bottler shall inspect the Approved Containers and the lids, cases, labels and other packaging materials that will be used in relation to the Beverage and shall only use such items that the Bottler has determined comply both with the standards of the laws governing in the Territory and the standards and specifications prescribed by the Company. The Bottler shall assume full liability for use of such Approved Containers, lids, cases, labels and other packaging materials that it has determined comply with the aforesaid standards.

(c)          The Bottler shall maintain at all times sufficient stock of Approved Containers, lids, cases, labels and other packaging materials to satisfy in full the demand for the Beverage in the Territory.

21.                   (a)         The Bottler recognizes that increases in demand for the Beverage as well as changes in the Approved Containers may require periodic modifications or other changes in its actual manufacturing, packaging, vending equipment or require the purchase of additional manufacturing, packaging, delivery or distribution equipment. The Bottler agrees to make the changes regarding the existing equipment and purchase and install the additional equipment that is necessary sufficiently in advance to allow the introduction of new Approved Containers and the Beverage to be elaborated and packaged according to the permanent obligations of the Bottler to develop, stimulate and satisfy in full the demand for Beverage in the Territory.

(b)         In the event that returnable Approved Containers are used by the Bottler in the preparation, packaging, distribution and sale of the Beverage, the Bottler agrees to invest from time to time the capital necessary and allocate and use the funding necessary to create and maintain sufficient inventories of returnable Approved Containers. In order to ensure the permanent quality and appearance of the inventories of returnable Approved Containers, the Bottler further agrees to replace all or part of the inventories of such Approved Containers as is reasonably necessary according to the obligations of the Bottler as established in this Agreement.

(c)          The Bottler shall not use or allow the use of the Approved Containers, bottle caps, cases, labels and other packaging materials mentioned in this Agreement for any purpose other than in relation to the Beverage and shall not otherwise refill or reuse the non-returnable Approved Containers that have been previously used.

22.                   (a)         The Bottler will be the only one responsible for fulfillment of the obligations contained in this Agreement in accordance with all laws, regulations and statutes enacted by the government or local authorities and applicable in the Territory and it shall immediately inform the Company of any provision that impedes or limits in any way strict compliance by the Bottler with its obligations contained herein.

(b)         Notwithstanding the general aspects of the aforementioned, the Bottler accepts and agrees to comply at all times with (i) all environmental, health and safety laws and regulations and other legal requirements established by the government authorities that are applicable in the Territory and (ii) the environmental standards or programs issued in writing by the Company from time to time.

V.                            PURCHASE AND SALE CONDITIONS

23.                   (a)         The Company reserves the right, by written notice to the Bottler, to set and revise from time to time, on any date, at its sole discretion, the price of the concentrate, the Authorized Suppliers, the point of supply and the alternative points of supply of the Concentrate, the conditions of shipment and payment and the currency or currencies acceptable to the Company or the Authorized Suppliers.

(b)         If the Bottler is unwilling to pay the revised price of the Concentrate, it shall give written notice to the Company within thirty (30) days after receipt of written notice from the Company. In that case, this Agreement shall terminate automatically three (3) calendar months after the Bottler has received notice, with no liability of the parties for damages and losses.

(c)          If the Bottler does not notify the Company regarding the price review of the Concentrate according to letter (b) above, such revision shall be deemed accepted.

(d)         Inasmuch as the applicable law in the Territory allows it, the Company reserves the right to set and review the maximum prices at which the Bottler may sell the Beverage in the Approved Containers to wholesalers and retailers and the maximum retail prices of the Beverage, through prior written presentation to the Bottler. In this sense, the Bottler may sell the Beverage to wholesalers and retailers and authorize the retail sale of the Beverage at prices below the maximum prices. However, the Bottler may not increase the maximum prices set or reviewed by the Company at which it may sell the Beverage in the Approved Containers to wholesalers or retailers nor authorize an increase in the maximum retail prices of the Beverage without prior written authorization of the Company.

(e)          The Bottler undertakes to collect deposits from wholesalers and retailers, as applicable, per returnable Approved Container and each returnable case delivered thereto that are set from time to time by the Company by written notice to the Bottler and to make all reasonably diligent efforts to recover all empty returnable Approved Containers and the cases and at the time they are recovered, to reimburse or credit the deposits for such returnable Approved Containers and cases that have been returned undamaged and in good condition.

VI.                       DURATION AND TERMINATION OF THE AGREEMENT

24.                   (a)   This Agreement shall expire, without notice, on September 1, 2020, unless it is terminated earlier pursuant to this document. The parties recognize and agree that the Bottler shall have no right to claim a tacit renewal of this Agreement.

(b)         If the Bottler has complied in full with all terms, covenants, conditions and stipulations in, and during the term of, this Agreement and is capable of promoting, developing and exploiting permanently the entire potential of the business of preparing, packaging, distributing and selling the Beverage, the Bottler may request an extension of this Agreement for an additional five (5) years. The Bottler shall request such extension in writing from the Company at least six (6) months, but no more than twelve (12) months, prior to the expiration date of this Agreement. That request for extension by the Bottler shall be supported by the documentation requested by the Company, including the documentation relative to compliance by the Bottler with the performance obligations contained herein that support the Bottler’s permanent capacity to develop, stimulate and satisfy in full the demand for the Beverage inside the Territory. If the Bottler has fulfilled the conditions necessary for extension of this Agreement at the Company’s sole discretion, the latter may, by written notice, agree to the extension of this Agreement for said additional period or such shorter period that is determined by the Company.

(c)          After any additional period has elapsed, this Agreement shall definitively expire with no need for notice and the Bottler shall have no right to claim any tacit renewal thereof.

25.                   (a)   Either the Company or the Bottler may terminate this Agreement immediately, without any liability for damages and losses, by written notice by the party entitled to terminate it to the other party:

(1)                                 if the Company, the Authorized Suppliers or the Bottler cannot legally obtain foreign currency to remit payment abroad for the imports of Concentrate or of the ingredients or materials necessary for the manufacture of the Concentrate, the Syrup or the Beverage; or

(2)                                 if any party hereto disobeys the laws or regulations applicable in the Territory and, accordingly, or as a result of any other laws affecting this Agreement, any of the fundamental stipulations in this Agreement cannot be legally fulfilled or the Syrup cannot be elaborated or the Beverage cannot be prepared or sold according to the Company’s instructions pursuant to Section 18 above, or the Concentrate cannot be manufactured or sold according to the Company’s formulas or the standards set by the Company.

(b)         The Company may terminate this Agreement immediately, without any liability for damages and losses:

(1)                                 if the Bottler becomes insolvent or if a bankruptcy petition is filed by or against the Bottler and it is not stayed or dismissed within one hundred and twenty (120) days, or if the Bottler adopts a settlement agreement, or if an order of liquidation or judicial administration is issued against the Bottler or if a trustee is appointed to manage the Bottler’s business, or if the Bottler welcomes any judicial or voluntary settlement with its creditors or reaches similar agreements with them or makes an assignment for the benefit of its creditors; or

(2)                                 in the event of a dissolution, nationalization or expropriation of the Bottler, or a confiscation of the production or distribution assets of the Bottler.

26.                   (a)   Either the Company or the Bottler may also terminate this Agreement, without any liability for damages and losses, if the other party does not comply with one or several of the terms, covenants or conditions of this Agreement and does not cure such default within 60 (sixty) days after the date when said party has received written notice of such default.

(b)         In addition to all other judicial remedies to which the Company may be entitled according to this Agreement, if the Bottler at any time fails to follow the instructions or does not abide by the standards prescribed by the Company or required by laws governing in the Territory in relation to the elaboration and packaging of the Syrup or the Beverage, the Company shall have the right to forbid the production of the Syrup or the Beverage until the default is cured to its satisfaction. Furthermore, the Company may also request suspension of the distribution and delivery of the Beverage and order the recall of the Beverage that is not in compliance with, or is not manufactured according to, such instructions, standards or requirements, at the Bottler’s expense, and in return, the Bottler must timely comply with such ban or request. As long as the production ban persists, the Company shall have the right to suspend deliveries of Concentrate to the Bottler and to supply the Beverage directly or have others supply the Beverage in the Territory. No ban or request shall be deemed a waiver of the Company’s rights to terminate this Agreement according to this Section 26.

27.                   After expiration or early termination of this Agreement:

(a)         the Bottler may no longer elaborate, package, distribute or sell the Beverage or use the Trademarks, Approved Containers, bottle caps, cases, labels or other packaging material or advertising, marketing or promotional material that has been used or is allocated for use by the Bottler solely in relation to the preparation, packaging, distribution and sale of the Beverage;

(b)         the Bottler shall immediately eliminate from its facilities all references to the Company, the Beverage and the Trademarks, distribution vehicles, vending machines, coolers and other equipment and from all stationery and written, graphic, electromagnetic, digital or other material used or kept by the Bottler for advertising, marketing or promotion; and as of that moment, the Bottler shall not in any way sustain any relationship with the Company, the Beverage or the Trademarks;

(c)          the Bottler shall immediately deliver to the Company or to a third party designated thereby all Concentrate, Beverage in Approved Containers, usable Approved Containers bearing the Trademarks or any thereof, the lids, cases, labels and other packaging materials bearing the Trademarks as well as all advertising material on the Beverages that are still in its possession or under its control, and the Company shall, upon delivery thereof according to such instructions, pay the Bottler a sum equal to the reasonable market value of such inputs or materials, provided that it shall only accept and pay for such inputs or materials that are in excellent and usable condition; and further provided that all Approved Containers, lids, cases, labels and other packaging materials and advertising materials bearing the corporate name of the Bottler and any inputs and materials not in usable condition according to the Company’s standards must be destroyed by the Bottler at its own cost; and further provided that if this Agreement is terminated according to the provisions in Sections 16, 23(b), 25(a), 26 or 28 or as a result of any of the contingencies stipulated in Section 31 (including the case of termination by operation of the law), or if the Bottler terminates this Agreement for any reason other than those stipulated in Sections 23(b) or 26, the Company shall have the option, but not the obligation, of purchasing such inputs and materials from the Bottler; and all rights and obligations according to this Agreement shall expire, cease and terminate, whether they are stipulated specifically or arise from the use, management or any other circumstance, except for the provisions relative to the Bottler’s obligations established in Sections 11(b)(2) and (b)(3) and 12, 13, 14, 15(f), 17(a), 27, 32, 33, 34(a), 34(c) and 34(d), all of which shall continue in full force and effect, provided this provision never affects any right that the Company might have in respect of the Bottler regarding any claim for non-payment of any debt or account payable by the Bottler to the Company or to its Authorized Suppliers.

VII.                          OWNERSHIP AND CONTROL OF THE BOTTLER

28.                   The parties hereto acknowledge and agree that the Company has a legitimate interest in maintaining, promoting and safeguarding the overall performance, efficiency and integrity of the international bottling, distribution and sales system. The parties hereto further acknowledge and agree that the Company made this Agreement on a strictly personal basis “intuitu personae” and in reliance on the identity, characteristics and integrity of the owners, of the controllers and of the managers of the Bottler and the Bottler guarantees that it has fully informed the Company, prior to the execution hereof, of the owners and any third parties who have any right, power, control or administration of or regarding the Bottler.

Therefore, the parties agree that notwithstanding the provisions in Section 16 or any other provision in this Section 28, in the event of any change for any reason in the individuals or companies holding ownership or direct or indirect control of the Bottler, including any change in the shareholdings thereof, the Company may, at its exclusive discretion, terminate this Agreement immediately without any liability for damages and losses. Therefore, the Bottler accepts and agrees that it shall:

(a)         not assign, transfer, pledge or encumber this Agreement or any interest or rights contained herein in any way, in whole or in part, in favor of any third party or third parties without prior written authorization of the Company;

(b)         not delegate compliance of all or part of this Agreement to any third party or third parties without prior written authorization of the Company;

(c)          immediately notify the Company when and if it learns of any third-party action that may result or results in any change in the ownership or control of the Bottler;

(d)         from time to time make available to, or upon request of, the Company, complete records on the actual owners of the Bottler and full information on any third party or third parties that control it directly or indirectly;

(e)          to the extent that the Bottler has legal control of any change in the ownership or control thereof, not to begin or put into operation or accept any change without prior written authorization of the Company; and

(f)           if the Bottler has been incorporated as a partnership, not to change the composition of such partnership to include new partners or release the current partners without prior written authorization of the Company.

In addition to the above provisions in this Section 28, if a proposed change in the ownership or control of the Bottler entails a direct or indirect transfer to, or the acquisition of the ownership or control of the Bottler in whole or in part by, an individual or company authorized by the Company to manufacture, sell, distribute or otherwise trade beverages and/or any registered trademarks of the Company (the “Acquiring Bottler”), the Company may request any information that it deems relevant in regard to the Bottler and the Acquiring Bottler to determine whether or not it will authorize such change.  In any of such circumstances, in acknowledgment of the legitimate interest of the Company in maintaining, promoting and protecting the overall performance, efficiency and integrity of the international bottling, distribution and sales system, the parties expressly agree that the Company may consider all factors and apply the criteria that it deems relevant in giving or refusing its authorization.

The parties hereto also acknowledge and agree that the Company, at its entire discretion, may refuse to accept any proposed change in the ownership or other situation stipulated in this Section 28 or may accept it subject to the conditions determined thereby, also at its entire discretion. The parties further stipulate and expressly agree that any violation by the Bottler of the covenants contained in this Section 28 shall authorize the Company to terminate this Agreement immediately, with no liability for damages and losses; and moreover, in view of the personal nature of this Agreement, the Company will have the right to terminate this Agreement without any liability for damages and losses should any third party or third parties obtain any direct or indirect interest in the ownership or control of the Bottler, including when the Bottler does not have the means to prevent such change if, in the Company’s judgment, the Bottler has allowed that third party or third parties to exercise any influence over the management of the Bottler or materially alter the Bottler’s capacity to fully comply with the terms, obligations and conditions of this Agreement.

29.                   The Bottler shall, before the issuance, offer, sale, transfer, negotiation or exchange of any of its shares or other titles of ownership, bonds, obligations or other proof of debt or before promoting the sale of the foregoing or encouraging or seeking the purchase or an offer for sale thereof, shall obtain the Company’s written authorization when it uses the corporate name thereof or the Trademarks or any description of its relationship thereto for such purpose in any prospectus, advertising or other sales effort.  The Bottler may not use the corporate name of the Company or the Trademarks or any description of its commercial relationship thereto in any prospectus or advertising that it uses in relation to the acquisition of any share or other certificate of ownership of a third party without prior written authorization of the Company.

VIII.      GENERAL DISPOSITIONS

30.                   The Company may assign any of its rights and delegate all or any part of its duties or obligations according to the terms of this Agreement to one or more of its subsidiaries or affiliates provided, however, that such delegation would not release it from its contractual obligations assumed herein. On the other hand, the Company may also, at its entire discretion, by written notice to the Bottler, name a third party as its representative to ensure that the Bottler fulfills its obligations under this Agreement, with full authority to supervise its performance and demand that it fulfill all terms and conditions of this Agreement.

31.                   Neither the Company nor the Bottler shall be liable for any default on their respective obligations under this Agreement when such default is due to, or is the result of:

(a)         a strike, inclusion in a black list, boycott or any sanction imposed by a sovereign nation or a supranational organization of sovereign nations, howsoever they are incurred; or

(b)         a fortuitous act, public enemies, operation of the law and/or legislative or administrative measures (including the revocation of any government authorization required by any of the parties to comply with the terms of this Agreement), an embargo, quarantine, revolt, insurrection, war, whether declared or undeclared, a state of war or of belligerence or risks or dangers inherent to the foregoing, or

(c)          any other cause beyond their respective control.

If the Bottler is unable to comply with its obligations because of any of the contingencies set down in this Section 31, the Company and the Authorized Suppliers shall be, as long as the situation persists, released from their obligations contained in Sections 2 and 5 provided that, if the default of any thereof persists for more than 6 (six) months, any of the parties may terminate this Agreement without any liability for damages and losses.

32.                   (a)   The Company reserves the sole and exclusive right to begin any civil, administrative or criminal lawsuit or action and, in general, to make use of any legal recourse available that the Company deems appropriate to protect its reputation, the Trademarks and other intellectual property rights and to protect the Concentrate, the Syrup and the Beverage and to defend any action concerning any of the foregoing. Upon request by the Company, the Bottler shall provide its aid in any of such actions. The Bottler may not make any claim against the Company that is due to such lawsuits or actions or to any omission in beginning or defending such lawsuits or actions. The Bottler shall give the Company immediate notice of any litigation or process already filed or imminent that may involve these matters. The Bottler shall not begin any judicial or administrative proceedings against any third party that might affect the interests of the Company unless it has prior written consent thereof.

(b)         The Company has the exclusive right and responsibility of filing and defending all lawsuits and actions relative to the Trademarks. The Company may file or defend such proceedings or actions in its own name or request that the Bottler begin or defend such proceedings or actions either in its own name or the Company and Bottler together.

33.                   (a)   The Bottler agrees to consult with the Company regarding all claims, proceedings or actions for product liability filed against the Bottler in relation to the Beverage or the Approved Containers and to adopt the measures relative to the defense of such claims or lawsuits that the Company may request to protect its interests regarding the Beverage, the Approved Containers or business reputation associated to the Trademarks.

(b)         The Bottler shall indemnify and hold the Company, its subsidiaries and the respective executives, directors and employees thereof harmless from and in regard to all costs, expenses, damages, claims, obligations and liabilities derived from factors or circumstances not attributable to the Company including, but not limited to, all costs and expenses assumed to resolve the same or reach a settlement, derived from the preparation, packaging, distribution, sale or promotion of the Beverage by the Bottler, including, but not limited to, all costs derived from acts or defaults, whether or not negligent, of the Bottler and of the Bottler’s distributors, suppliers and wholesalers.  The Bottler shall contract and maintain an insurance policy with insurers acceptable to the Company that grants ample global coverage of the amounts and risks regarding the matters mentioned in letter (b) above (including the indemnity contained therein) and shall, upon request by the Company, demonstrate to its satisfaction that such insurance exists. Compliance with this Section 33(c) will not limit or release the Bottler from its obligations assumed according to Section 33 (b) hereof.

34.                   The Bottler accepts and agrees:

(a)         not to make declarations or deliver information to public or government authorities or to any third party relative to the Concentrate, the Syrup or the Beverage without prior written authorization of the Company;

(b)         if the Bottler’s shares are listed or traded on a stock exchange, to deliver any financial or other type of information relative to the results or forecasts of the Bottler to the Company at the same time that it is obligated to deliver such information according to the regulations of the stock exchange or the securities or companies laws applicable to the Bottler;

(c)          at all times during the term and after the termination of this Agreement, to keep a strict secrecy regarding all secret and confidential information, including, without limiting the generality of the foregoing, the mixing instructions and techniques, the information on sales, marketing and distribution, the projects and plans relative to the object of this Agreement received by the Bottler from the Company or obtained thereby in any other way, and to ensure that such information is only disclosed to the executives, directors and employees that are bound by reasonable provisions that include the non-disclosure obligations established in this Section; and

(d)         upon expiration or early termination of this Agreement, the Bottler will deliver immediately to the Company or who the Company determines all electromagnetic, computer, digital or other types of materials, whether written or graphic, that include or contain any information subject to the non-disclosure obligation established herein.

35.                   The Company and the Bottler acknowledge that incidents may arise that pose a threat to the reputation and operations of the Bottler and/or adversely affect the good name, reputation and image of the Company and the Trademarks. The Bottler shall, in handling such incidents, including, but not limited to, any quality problems with the Beverage that may arise, appoint and organize a crisis management team and inform the Company of the name of its members. The Bottler agrees to fully cooperate with the Company and third parties designated thereby and to coordinate all efforts to address and resolve any incident compatibly with the crisis management systems that the Company may inform from time to time to the Bottler.

36.                   Any provision herein that is or becomes legally invalid or ineffective shall not affect either the validity or the effectiveness of the other provisions herein, provided the invalidity or inefficacy of such provision do not prevent or unduly hinder compliance with this Agreement or impair the ownership or validity of the Trademarks. The right to termination according to Section 25(a)(2) will be affected by this provision.

37.                   (a)   All matters and affairs mentioned herein, this Agreement and the eventual subsequent written amendments or additions thereto should constitute the entire agreement between the Company and the Bottler. All prior agreements of any type made by the parties in relation to the object hereof shall be null and void by this act, except to the extent that they may include covenants and other documents within the provisions in Section 17(a) hereof, provided, however, that any written statement by the Bottler that the Company took into account in executing this Agreement remains valid and binding upon the Bottler.

(b)         No waiver, amendment, alteration or addition to this Agreement or to any of the provisions hereof shall be binding upon the Company or the Bottler unless it has been signed by duly authorized representatives of the Company and the Bottler.

(c)          All written notices given according to this Agreement must be sent by courier, by fax, personally or by registered (air) mail and shall be deemed given on the date when such notice is sent, the personal delivery is made or said registered letter is sent by mail. Said written notices shall be addressed to the last known address of the relevant party. Each party shall give timely notice of any change in address to the other party.

38.                   Failure by the Company to exercise any right granted herein in a timely fashion or to demand strict fulfillment of any obligation assumed by the Bottler herein shall not be deemed a waiver of that right or of the right to demand subsequent fulfillment of each and every one of the obligations assumed by the Bottler herein.

39.                   The Bottler is an independent contractor and is not an agent, partner nor does it form a part of a joint venture with the Company. The Bottler agrees that it shall not claim to be, nor allow itself to be considered to be, an agent of, partner or form a part of a joint venture with the Company.

40.                   The headings herein are only included for convenience of the parties and shall not affect the interpretation of this Agreement.

41.                   This Agreement shall be construed and governed in accordance with the laws of Paraguay, without resulting in any principle on choice or conflict of applicable laws.

IN WITNESS WHEREOF, the Company, in Atlanta, Georgia, United States of America, and the Bottler, in Asunción, Paraguay, caused their duly authorized representative or representatives to execute three copies of this Agreement on the dates indicated below.

THE COCA-COLA COMPANY	PARAGUAY REFRESCOS S.A.

(signed)	(signed)
By:	By:
Authorized Representative	Authorized Representative

Bottler Agreement for Other Beverages

THIS AGREEMENT, effective September 1, 2015, is made by and between THE COCA-COLA COMPANY, a corporation incorporated and existing according to the laws of the State of Delaware, United States of America, (hereinafter the “Company”); and PARAGUAY REFRESCOS S.A., a company incorporated and existing according to the laws of Paraguay, (hereinafter the “Bottler”).

WITNESSETH:

WHEREAS,

A.                            The Company engages in the manufacture and sale of beverage bases, essences and other ingredients (hereinafter the “Beverage Base”) the formula for which is an industrial secret of the Company, based on which a syrup or powder is elaborated to prepare non-alcoholic beverages (hereinafter the “Syrup”). The Beverage Base and Syrup are used in the elaboration of non-alcoholic beverages. The Company also manufactures and sells the Syrup and has the right to produce and sell other non-alcoholic beverages that are identified under the trademarks set forth in Schedule 1 (the beverages identified above hereinafter collectively referred to as the “Beverages”). These Beverages are manufactured for sale in bottles and other containers and in other forms and ways;

B.                            The Company is the owner of the trademarks identified in the attached Schedule 1 that distinguish the Beverage Base, the Syrup and the Beverages, and the intellectual property contained in the distinctive trade dress, other designs and packing elements associated with the Beverage Base, the Syrup and the Beverages and any additional trademarks that the Company may adopt from time to time in order to distinguish the Beverage Base, the Syrup and the Beverages ( hereinafter the “Trademarks”);

C.                            The Company has the exclusive right to prepare, package, pack, distribute and sell the Beverage and the right to manufacture and sell the Beverage Base and the Syrup in Paraguay, among other countries;

D.                            The parties hereto are also parties to an Agreement effective September 1, 2015, which expires on September 1, 2020 (hereinafter the “Bottler Agreement for Coca-Cola”), by which the Bottler is authorized to prepare and package Coca-Cola soft drink for its sale and distribution within the territory defined and described therein; and

E.                             The Bottler has requested the Company’s authorization to prepare and package the Beverages and distribute and sell them under the Trademarks inside the Territory (defined and described in the Bottler Agreement for Coca-Cola).

THEREFORE, the aforesaid parties agree to the following:

I.                      PURPOSE OF THE AGREEMENT

1.              The Company hereby authorizes the Bottler, and the Bottler undertakes, in the terms and conditions of the Bottler Agreement for Coca-Cola, to prepare and package and distribute and sell the Beverage under the Trademarks inside the Territory; and the terms and conditions, rights and obligations established in the Bottler Agreement for Coca-Cola are hereby incorporated by reference as if haec verba, except that (1) when the terms “Coca-Cola” and “Coke” are mentioned in said Bottler Agreement for Coca-Cola, the same will be replaced by Trademarks; (2) when the term Concentrate is used in said Bottler Agreement for Coca-Cola, it will be preplaced by Beverage Base”; and (3) this Agreement will automatically terminate upon expiration or early termination of the Bottler Agreement for Coca-Cola.

IN WITNESS WHEREOF, the Company, in Atlanta, Georgia, United States of America, and the Bottler, in Asunción, Paraguay, caused their duly authorized representative or representatives to execute three copies of this Agreement on the dates indicated below.

THE COCA-COLA COMPANY	PARAGUAY REFRESCOS S.A.

(signed)	(signed)
By:	By:
Authorized Representative	Authorized Representative

SCHEDULE 1

to the Bottler Agreement for Other Beverages effective September 1, 2015

Trademarks

AQUARIUS

COCA-COLA

COCA-COLA ZERO

DASANI DEL VALLE

FANTA

FRUGOS

POWERADE

SIMBA

SPRITE

SPRITE ZERO

COCA·COLA PLAZA
ATLANTA. GEORGIA

September 1, 2015

Messrs

Paraguay Refrescos S.A.

Ruta A Ñemby Km. 3,5, Barcequillo, San Lorenzo

Asunción

Paraguay

DISTRIBUTION AUTHORIZATION

Dear Sirs:

Regarding the Bottler Agreement effective September 1, 2015, made by and between The Coca-Cola Company (hereinafter the “Company”) and PARAGUAY REFRESCOS S:A: (hereinafter the “Bottler”) by which the Company authorized the Bottler to prepare, distribute and sell COCA-COLA and with other authorizations identified under different brands owned by the Company granted to the Bottler by the Company (hereinafter collectively referred to as the “Bottler Agreements”) the terms used herein will have the same meaning as the one assigned in the Bottler Agreements, except if otherwise specifically stipulated.

This document grants the Bottler a non-exclusive authorization to purchase form the Company of from who the Company authorizes, the Beverages in Approved Containers listed in Schedule A for Distribution under the Bottler Agreements and to sell and distribute them in all of the Territory, subject to the following conditions:

1.              This authorization or any Beverage or Approved Container for Distribution listed herein may be cancelled by the Company or the Bottler through a ninety (90) day notice in writing and will automatically terminate upon expiration or early termination of the Bottler Agreement for COCA-COLA.

2.              Upon termination or cancellation of this authorization, the Bottler will immediately discontinue the purchase, distribution and sale of Beverages in Approved Container for Distribution in the Territory.

3.              With the exception of the supplements or amendments hereof, the stipulations, agreements, terms, conditions and provisions of the Bottler Agreement shall be applied and will be effective regarding this Supplementary Authorization on the sale and distribution of Beverages.

This authorization supersedes any prior authorization granted to the Bottler by the Company regarding the main subject of this document.

THE COCA-COLA COMPANY	Accepted by:
PARAGUAY REFRESCOS S.A.

(signed)	(signed)
By:	By:
Authorized Representative	Authorized Representative

SCHEDULE 1

to the Distribution Authorization by and between The Coca-Cola Company and Paraguay

Refrescos S.A. effective September 1, 2015

For purposes of this authorization, the Beverages and Approved Containers are as follows:

Authorized Supplier	Product	Container	Capacity
Coca-Cola Femsa de Buenos Aires	Coca-Cola	Can	354 ml
	Coca-Cola	Can	250 ml
Arca Continental S.A.	Frugos Naranja, Multifruta, Manzana	PET	500 ml
	Powerade	PET	500 ml

COCA·COLA PLAZA
ATLANTA. GEORGIA

September 1, 2015

Messrs

Paraguay Refrescos S.A.

Ruta A Ñemby Km. 3,5, Barcequillo, San Lorenzo

Asunción

Paraguay

REF. APPROVED CONTAINERS

Dear Sirs:

Regarding the Bottler Agreement effective September 1, 2015, made by and between The Coca-Cola Company (hereinafter the “Company”) and PARAGUAY REFRESCOS S:A: (hereinafter the “Bottler”) wherein the Company authorized the Bottler to prepare, distribute and sell COCA-COLA and with other authorizations identified under different brands owned by the Company granted to the Bottler by the Company (hereinafter collectively referred to as the “Bottler Agreements”). The terms used herein will have the same meaning as the one assigned in the Bottler Agreements, except if otherwise specifically stipulated.

The Company authorizes the Bottler to prepare, distribute and sell the Beverages under the Bottler Agreement in the following containers that for purposes of the Bottler Agreements will be considered as Approved Containers:

Product	Container	Capacity
Aquarius	Non-Returnable PET bottle	250cm3; 410 cm3; 1500 cm3
Aquarius Limon Manzana	Non-Returnable PET bottle	250cm3; 410 cm3; 1500 cm3
Aquarius Naranja	Non-Returnable PET bottle	250cm3;410cm3; 1500 cm3
Aquarius Multifruta	Non-Returnable PET bottle	250cm3; 41 O cm3; 1500 cm3
Aquarius Pera	Non-Returnable PET bottle	250 cm3; 410 cm3; 1500 cm3
Aquarius Piña	Non-Returnable PET bottle	410 cm3; 1500 cm3
Aquarius Pomelo	Non-Returnable PET bottle	250 cm3; 41O cm3; 1500 cm3

Product	Container	Capacity
Coca-Cola	BIB	18000 cm3
Coca-Cola	Returnable Glass bottle	200 cm3; 350 cm3;1000cm3; 500cm3
Coca-Cola	Non-Returnable PET bottle	250cm3; 500cm3; 600cm3; 1500 cm3; 2000 cm3; 2250 cm3; 2500 cm3; 3000 cm3
Coca-Cola	Returnable REFPET bottle	2000 cm3 ; 2500cm3
Coca-Cola	Can	250 cm3; 354cm3
Coca-Cola	Tank	18000 cm3
Coca-Cola Zero	BIB	10000 cm3
Coca-Cola Zero	Returnable Glass bottle	250 cm3; 350 cm3
Coca-Cola Zero	Non-Returnable PET bottle	250 cm3; 500 cm3; 1500 cm3; 2000 cm3; 2250 cm3; 3000 cm3
Coca-Cola Zero	Non-Returnable bottle	2000 cm3; 2500 cm3
Dasani Sparkling	Non-Returnable bottle	500 cm3; 2250 cm3; 3000 cm3
Dasani Water	Non-Returnable PET bottle	500 cm3; 990 cm3; 1000 cm3; 2250 cm3; 3000 cm3
Fanta Guarana	Returnable Glass bottle	200 cm3; 350 cm3; 1000 cm3; 1500 cm3
Fanta Guarana	Non-Returnable PET bottle	500 cm3; 1500 cm3; 2000 cm3; 2250 cm3; 2500 cm3; 3000 cm3
Fanta Guarana	Returnable REFPET bottle	2000 cm3; 2500 cm3
Fanta Orange	BIB	10000 cm3
Fanta Orange	Returnable Glass bottle	250 cm3; 350 cm3; 1000 cm3; 1500 cm3
Fanta Orange	Non-Returnable PET bottle	500 cm3; 1500 cm3 2000 cm3; 2250 cm3; 2500 cm3; 3000 cm3
Fanta Orange	Returnable REFPET bottle	2000 cm3; 2500 cm3

Product	Container	Capacity
Fanta Orange	Tank	10000 cm3
Fanta Orange-Mandarin	Non-Returnable PET bottle	500 cm3; 1500 cm3; 2000 cm3; 2250 cm3; 3000 cm3
Fanta Piña	Returnable Glass bottle	200cm3; 350cm3; 1000cm3; 1500cm3
Fanta Piña	Non-Returnable PET bottle	500cm3; 1500cm3 2000cm3; 2250cm3; 3000cm3
Fanta Piña	Returnable REFPET bottle	2000cm3; 2500cm3
Fanta Zero	Non-Returnable PET bottle	500cm3; 1500cm3; 2000cm3
Fanta Uva Frugos Durazno	Tetra Tetra	500cm3; 1500cm3 2000cm3 200cm3; 330cm3; 1000cm3
Frugos Manzana	Tetra	200cm3; 330cm3; 1000cm3
Frugos Naranja	Tetra	200cm3; 330cm3; 1000cm3
Frugos Naranja Casera	Tetra	200cm3; 330cm3; 1000cm3
Frugos Naranja Light	Tetra	200cm3; 330cm3; 1000cm3
Frugos Pera	Tetra	200 cm3; 330 cm3; 1000 cm3
Powerade Apple	Non-Returnable PET bottle	500 cm3
Powerade Apple	Tetra	200 cm3; 330 cm3
Powerade Apple ION4	Non-Returnable PET bottle	500 cm3
Powerade Apple ION4	Tetra	200 cm3, 330 cm3
Powerade Mountain Blast	Non-Returnable PET bottle	500 cm3
Powerade Mountain Blast	Tetra	200 cm3, 330 cm3
Powerade Mountain Blast ION4	Non-Returnable PET bottle	500 cm3

Product	Container	Capacity
Powerade Mountain Blast ION4	Tetra	200 cm3, 330 cm3
Powerade Multifruta	Non-Returnable PET bottle	500 cm3
Powerade Multifruta	Tetra	200cm3; 330cm3
Powerade Multifruta ION4	Non-Returnable PET bottle	500 cm3
Powerade Multifruta ION4	Tetra	200 cm3; 330 cm3
Powerade Orange	Non-Returnable PET bottle	500 cm3
Powerade Orange	Tetra	200 cm3, 330 cm3
Powerade Orange ION4	Non-Returnable PET bottle	500 cm3
Powerade Orange ION4	Tetra	200 cm3, 330 cm3
Simba Guaraná	BIB	10000 cm3
Simba Guaraná	Returnable REFPET bottle	2000 cm3
Simba Guaraná	Returnable Glass Bottle	190cm3; 300cm3; 1000cm3; 1500cm3
Simba Guaraná	Non-Returnable PET bottle	500cm3; 2000cm3; 1500cm3; 2250cm3
Simba Guaraná	Tank	10000cm3
Simba Pineapple	Returnable REFPET bottle	2000 cm3
Simba Pineapple	Returnable Glass Bottle	190cm3; 300cm3; 1000cm3; 1500cm3
Simba Pineapple	Non-Returnable PET bottle	500cm3; 2000cm3; 1500cm3; 2250cm3
Sprite	BIB	10000cm3
Sprite	Returnable Glass Bottle	200cm3; 350cm3; 1000cm3; 1500cm3

Product	Container	Capacity
Sprite	Non-Returnable PET bottle	500 cm3; 1500cm3; 2000cm3; 2250cm3; 3000cm3
Sprite	Returnable REFPET bottle	2000cm3 ; 2500cm3
Sprite	Tank	10000cm3
Sprite Zero	Returnable Glass Bottle	350cm3
Sprite Zero	Non-Returnable PET bottle	500cm3; 1500cm3; 2000cm3
Sprite Zero	Returnable PET bottle	2000cm3

This authorization is subject to the following conditions:

1.              The terms used herein will have the same meaning as the one assigned in the Bottler Agreements, except if otherwise specifically stipulated.

2.              The permit referred to in this authorization refers only to Approved Containers / Capacity, the authorization to prepare, package, distribute and sell the above-referenced Beverages is granted by the Bottler Agreements.

3.              All stipulations, conditions, terms and provisions of the Bottler Agreements remain in full force and effect.

4.              This authorization may be amended by the Company at any time and will automatically terminate upon expiration or early termination of the Bottler Agreements.

This authorization supersedes all prior authorizations made by and between the Company and the Bottler regarding the subject matter of this authorization.

THE COCA-COLA COMPANY	Accepted by:
PARAGUAY REFRESCOS S.A.

(signed)	(signed)
By:	By:
Authorized Representative	Authorized Representative

COCA·COLA PLAZA
ATLANTA. GEORGIA

September 1, 2015

Messrs

Paraguay Refrescos S.A.

Ruta A Ñemby Km. 3,5, Barcequillo, San Lorenzo

Asunción

Paraguay

REF. AUTHORIZATION REGARDING AIRPLANES AND SHIPS

Dear Sirs:

Regarding the Bottler Agreement effective September 1, 2015, made by and between The Coca-Cola Company (hereinafter the “Company”) and PARAGUAY REFRESCOS S:A: (hereinafter the “Bottler”) wherein the Company authorized the Bottler to prepare, distribute and sell COCA-COLA and with other authorizations identified under different brands owned by the Company granted to the Bottler by the Company (hereinafter collectively referred to as the “Bottler Agreements”). The terms used herein will have the same meaning as the one assigned in the Bottler Agreements, except if otherwise specifically stipulated.

The Company hereby grants the Bottler a non-exclusive authorization to distribute Beverages in Approved Containers pursuant to the Bottler Agreements for sale on board airplanes and ships within the Territory, subject to the following conditions:

1.              This authorization may be cancelled by the Company at any time and will automatically terminate upon expiration or early termination of the Bottler Agreement for COCA-COLA.

2.              Upon termination or cancellation of this authorization, the Bottler will immediately discontinue the distribution or sale of Beverages in Approved Container for airplanes and ships.

3.              With the exception of the complements or amendments hereof, the stipulations, agreements, terms, conditions and provisions of the Bottler Agreements will apply and be effective regarding this supplementary authorization.

This authorization supersedes all prior authorizations made by and between the Company and the Bottler regarding the subject matter of this authorization.

THE COCA-COLA COMPANY	Accepted by:
PARAGUAY REFRESCOS S.A.

(signed)	(signed)
By:	By:
Authorized Representative	Authorized Representative

COCA·COLA PLAZA
ATLANTA. GEORGIA

September 1, 2015

Messrs

Paraguay Refrescos S.A.

Ruta A Ñemby Km. 3,5, Barcequillo, San Lorenzo

Asunción

Paraguay

REF. AUTHORIZATION REGARDING SYRUP FOR POST-MIX BEVERAGES

Dear Sirs:

Regarding the Bottler Agreement effective September 1, 2015, made by and between The Coca-Cola Company (hereinafter the “Company”) and PARAGUAY REFRESCOS S.A. (hereinafter the “Bottler”) wherein the Company authorized the Bottler to prepare, distribute and sell COCA-COLA and with other authorizations identified under different brands owned by the Company granted to the Bottler by the Company (hereinafter collectively referred to as the “Bottler Agreements”). The terms used herein will have the same meaning as the one assigned in the Bottler Agreements, except if otherwise specifically stipulated.

The Company hereby grants the Bottler a non-exclusive authorization to prepare, package, distribute and sell syrup for the Beverages authorized under the Bottler Agreements (hereinafter the “Post-Mix Syrups”) to retailers within the Territory used to supply Beverages through Post-Mix dispensers and sell the dispensed Beverages directly to the consumer subject to the following conditions:

1.         The Bottler will not sell Post-Mix Syrups to retailers for its use in Post-Mix dispensers, or for the operation of any Post-Mix dispenser if the following conditions are not met:

a)             Availability of a proper source of drinking water;

b)             All Post-Mix dispensers shall be approved by the Company and shall comply with hygiene or other regulations reported in writing by the Company to the Bottler regarding the preparation, packaging and sale of Post-Mix Syrups; and

c)              The Beverages dispensed through Post-Mix dispensers strictly adhere to the instructions for preparation of Post-Mix Syrup Beverages in accordance with the information provided from time to time by the Company to the Bottler.

2.         The Bottler will take samples of the Beverages dispensed through Post-Mix dispensers operated by retailers to which the Bottler has supplied Post-Mix Syrups or those operated by the Bottler in accordance with these instructions and in the intervals the Company communicates in writing and will submit such samples to the Company for inspection.

3.         The Bottler will maintain a proper staff of trained personnel who shall, with reasonable frequency, inspect the Post-Mix dispensers operated by retailers to which the Bottler has supplied Post-Mix Syrups. To carry out such inspections, the Bottler will ensure that:

(a)         the instructions given by the Company are being fulfilled; and

(b)         Beverages dispensed through Post-Mix dispensers strictly comply with the standards prescribed by the Company for their Beverages.

4.                  The Bottler on its own initiative and responsibility shall immediately discontinue the sale of Post-Mix Syrups to any retailer that does not comply with the standards prescribed by the Company.

5.                  The Bottler shall discontinue the sale of Post-Mix Syrups to any retailer upon notice by the Company regarding any of their Beverages dispensed through Post-Mix dispensers located in or adjacent to the retailer, that do not comply with the standards prescribed by the Company for the Beverages or that the Post-Mix dispenser is not of the type approved by the Company.

6.                  The Bottler agrees to:

a)            sell and distribute Post-Mix Syrups solely in containers approved by the Company and only use labels approved by the Company on said containers; and

b)            exercise all its influence to persuade retailers to use glasses, paper cups or other containers approved by the Company with brands approved by the Company so the Beverages served to the customer are properly identified and served in an attractive and hygienic container.

With the exception of the amendments hereof, all terms, agreements and conditions of the Bottler Agreements will apply to this supplementary authorization and the parties expressly agree that the terms, conditions, duties and obligations of the Bottler, in accordance with the stipulations of the Bottler Agreements, are hereby incorporated by reference unless the context is otherwise set forth or required. All references to “Beverages” in said Bottler Agreements will be construed as the term “Post-Mix Syrup” for purposes of this authorization.

This authorization may be cancelled by the Company or the Bottler through a ninety (90) day written notice and will automatically terminate upon expiration or early termination of the Bottler Agreement for COCA-COLA.

THE COCA-COLA COMPANY	Accepted by:
PARAGUAY REFRESCOS S.A.

(signed)	(signed)
By:	By:
Authorized Representative	Authorized Representative